UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2004

WILSHIRE FINANCIAL SERVICES GROUP INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050
Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Item 2. Acquisition or Disposition of Assets

     On April 30, 2004 Wilshire Financial Services Group Inc. (“WFSG” or the “Company”) completed the sale of its wholly-owned mortgage servicing subsidiary, Wilshire Credit Corporation (“WCC”), to Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”). WCC was formed in 1999 pursuant to WFSG’s reorganization, and comprised the Company’s Loan Servicing Operations business segment. WFSG’s equity in WCC’s income before taxes exceeded ten percent of WFSG’s consolidated income before taxes for the year ended December 31, 2003.

     WFSG received cash proceeds on the sale of approximately $52 million before transaction fees and expenses. The purchase price was determined through arms-length negotiations between the Company and Merrill Lynch and was calculated as the sum of (i) $23.83 million and (ii) WCC’s estimated Net Asset Value as defined in the Amended and Restated Stock Purchase Agreement. WFSG’s net proceeds on the sale, after related transaction fees and expenses, totaled approximately $48.8 million, and the Company realized a gain on the sale of approximately $19.1 million before taxes. The final purchase price is subject to adjustment based on WCC’s closing date Net Asset Value as determined by the Company and Merrill Lynch.

Item 5. Other Events.

     Effective April 30, 2004, upon the sale of WCC to Merrill Lynch, WFSG’s corporate headquarters were relocated and consolidated with the headquarters of its banking subsidiary, First Bank of Beverly Hills, F.S.B. (“FBBH”), at 23901 Calabasas Road, Suite 1050, Calabasas, California 91302. WCC will continue to operate under its current name and at its current Beaverton, Oregon location.

     On May 5, 2004, the Company’s Board of Directors elected Joseph W. Kiley III as WFSG’s Chief Executive Officer upon the expected resignation of the Company’s current Chief Executive Officer, Stephen P. Glennon. Mr. Glennon intends to resign his position in the second quarter of 2004, upon the settlement of certain matters related to the sale of WCC. Mr. Kiley currently is President and Chief Executive Officer of FBBH, a position he has held since September 2001. In addition, effective immediately, Mr. Kiley was elected Chief Financial Officer of WFSG.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

     The following exhibit is filed as part of this report:

2.1	Amended and Restated Stock Purchase Agreement dated April 30, 2004 by and between the Company and Merrill Lynch Mortgage Capital Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2004	WILSHIRE FINANCIAL SERVICES GROUP INC. Registrant

/s/ Stephen P. Glennon Stephen P. Glennon CHIEF EXECUTIVE OFFICER

INDEX TO EXHIBITS FILED HEREWITH

Exhibit	Description
2.1	Amended and Restated Stock Purchase Agreement dated April 30, 2004 by and between the Company and Merrill Lynch Mortgage Capital Inc.